Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 15, 2021, (February 11, 2022, as to Note 10), relating to the financial statements of Willis Re DivestCo, appearing in the Current Report on Form 8-K/A of Arthur J. Gallagher & Co. dated February 14, 2022.

/s/ Deloitte & Touche LLP

Philadelphia, PA

November 15, 2022